Exhibit 99.3

UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
OF FOX FACTORY HOLDING CORP. AND SCA PERFORMANCE, INC.

On March 11, 2020, Fox Factory Holding Corp. (the “Company” or “FOX”), through Fox Factory, Inc., acquired 100% of the issued and outstanding stock of SCA Performance Holdings, Inc. ("SCA") from Southern Rocky Holdings, LLC, a Subchapter C Corporation under the Internal Revenue Code. This transaction was accounted for as a business combination.
The accompanying unaudited pro forma combined condensed income statement is presented in accordance with Article 11 of Regulation S-X. The unaudited pro forma combined condensed income statement for the twelve months ended January 3, 2020 is based on the historical consolidated financial statements of FOX and SCA after giving effect to the acquisition as if it had been completed on the first day of the Company’s fiscal year, December 29, 2018, and based on the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed income statement. A pro forma combined condensed balance sheet reflecting the acquisition of SCA is not required since the acquisition is included in the Company's consolidated balance sheet included in its Form 10-Q for the three months ended April 3, 2020 filed with the Securities and Exchange Commission on May 6, 2020.
The historical financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results of FOX and SCA. The unaudited pro forma combined condensed income statement does not reflect (i) any operating efficiencies, cost savings or revenue enhancements that may be achieved by the combined companies, and (ii) certain other non-recurring expenses resulting from the merger, such as possible restructuring charges and certain legal, accounting, and success-based fees associated with the transaction incurred by FOX and SCA. In addition, the Company will incur certain non-recurring charges within the first twelve month period following the acquisition that have not been included in the unaudited pro forma combined condensed income statement.
The pro forma adjustments are based on information available as of the date of this report. There were no material differences from the harmonization of accounting policies. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Certain assumptions and estimates are subject to change as the Company finalizes the fair value of net assets acquired in connection with the acquisition. Such final valuations are dependent upon procedures and other studies that are not complete. Any subsequent measurement period changes to the purchase price and the allocation of the purchase price that result in material changes to our consolidated financial statements will be adjusted retrospectively.
The unaudited pro forma combined condensed income statement is provided for informational purposes only and is not necessarily indicative of what the actual results of operations would have been had the acquisition taken place on the date indicated, nor is it indicative of the future consolidated results of operations of the combined companies. It should be read in conjunction with the historical consolidated financial statements and notes thereto of FOX included in its Annual Report on Form 10-K for the twelve months ended January 3, 2020 and of SCA and its predecessor MCM Custom Vehicles, LLC included as Exhibit 99.1 and Exhibit 99.2 in this Current Report on Form 8-K/A.

Fox Factory Holding Corp. and SCA Performance, Inc.
Unaudited Pro Forma Combined Condensed Income Statement
Twelve months ended January 3, 2020
(in thousands, except per share data)

	Historical		Pro Forma Adjustments		Combined Pro Forma
	Fox Factory Holding Corp.	SCA Performance, Inc.	Note 2
Sales	$751,020	$91,681	$—		$842,701
Cost of sales	508,285	50,770	—		559,055
Gross profit	242,735	40,911	—		283,646
Operating expenses:
Sales and marketing	42,794	11,038	—		53,832
Research and development	31,789	—	—		31,789
General and administrative	48,999	10,106	5,294	a.	62,898
			(1,501)	b.
Amortization of purchased intangibles	6,344	7,331	7,859	c.	21,534
Total operating expenses	129,926	28,475	11,652		170,053
Income from operations	112,809	12,436	(11,652)		113,593
Other expense, net:
Interest expense	3,173	5,763	(3,567)	d.	13,894
			8,525	e.
Other expense	1,067	27	—		1,094
Other expense, net	4,240	5,790	4,958		14,988
Income before income taxes	108,569	6,646	(16,610)		98,605
Provision for income taxes	14,099	1,597	(3,488)	f.	12,208
Net income	94,470	5,049	(13,122)		86,397
Less: net income attributable to non-controlling interest	1,437	—	—		1,437
Net income attributable to FOX stockholders	$93,033	$5,049	$(13,122)		$84,960

Earnings per share:
Basic	$2.43				$2.21
Diluted	$2.38				$2.17
Weighted average shares used to compute earnings per share:
Basic	38,333		30	g.	38,363
Diluted	39,155		30	g.	39,185
See accompanying notes to unaudited pro forma combined condensed financial information.

Fox Factory Holding Corp. and SCA Performance, Inc.
Notes to Unaudited Pro Forma Combined Condensed Income Statement
1. Basis of pro forma presentation
On March 11, 2020, the Company, through Fox Factory, Inc., acquired 100% of the issued and outstanding stock of SCA Performance Holdings, Inc. ("SCA") from Southern Rocky Holdings, LLC for $329.5 million, net of cash acquired and exclusive of vehicle inventory. The transaction was financed with an expanded, syndicated credit facility led by Bank of America. SCA is a leading OEM authorized specialty vehicle manufacturer for light duty trucks and SUVs with headquarters in Trussville, Alabama. SCA operates under three aftermarket brands: SCA Performance, Rocky Ridge Trucks, and Rocky Mountain Truckworks. The Company believes the acquisition will be complementary to FOX’s Tuscany business, expanding its North American geographic manufacturing footprint and broadening its product offering in a growing segment of the automotive industry. This transaction was accounted for as a business combination.
The Company also agreed to an additional $10.6 million of contingent retention incentives for key SCA management, of which $9.3 million is cash and $1.3 million is stock, to be held in escrow and payable over the next two years. Additionally, the Company agreed to pay $1.8 million in transaction compensation to key SCA management concurrently with the closing.
The purchase price of SCA has been preliminarily allocated to the assets acquired and liabilities assumed based on their estimated respective fair values as of March 11, 2020 with the excess purchase price allocated to goodwill. The Company’s allocation of the purchase price to the net tangible and intangible assets acquired and liabilities assumed is as follows (in thousands):

Acquisition consideration
Cash consideration	$329,209
Non-cash consideration	322
Total consideration at closing	$329,531

Fair market values
Other current assets	$15,556
Property, plant and equipment	9,953
Lease right-of-use assets	4,027
Customer relationships	129,000
Trademarks and brand	11,500
Goodwill	192,215
Total assets acquired	$362,251

Accounts payable and accrued expenses	$9,454
Lease liabilities	4,027
Deferred taxes	19,239
Total liabilities assumed	32,720
Purchase price allocation	$329,531
The primary areas of the preliminary purchase price allocations that have not been finalized relate to the finalization of working capital and the valuation of real estate, intangible assets and related deferred tax liabilities. Upon completion of the fair value assessment, the Company anticipates that the ultimate intangible assets may differ from the preliminary assessment outlined above. Any change in the finalization of working capital will reduce or increase the cash consideration. Any changes to the preliminary estimates of the fair value of the real estate and intangible assets will be adjusted to goodwill during the measurement period, with subsequent changes in estimates recorded in the statement of operations.
The preliminarily values assigned to the identifiable intangible assets were determined by discounting the estimated future cash flows associated with these assets to their present value. The goodwill of $192.2 million reflects the strategic fit of SCA with the Company’s operations. The Company will amortize the acquired customer relationships assets over their expected useful lives of 5-10 years. Trademarks, brand names and goodwill are expected to have an indefinite life, and will be subject to impairment testing. The goodwill is not deductible for income tax purposes. SCA previously purchased intangibles and goodwill in asset acquisitions with a remaining net tax basis approximating $78.0 million which the Company may deduct for income tax purposes.

Fox Factory Holding Corp. and SCA Performance, Inc.
Notes to Unaudited Pro Forma Combined Condensed Income Statement
2. Pro forma adjustments
Pro forma adjustments in the unaudited pro forma combined condensed income statement are necessary to reflect (i) compensation expense related to retention incentives included in employment contracts executed concurrent with the acquisition, (ii) amortization expense related to the acquired amortizable intangible assets, (iii) the additional interest expense, including amortization of debt issuance costs, for new debt issued to finance the acquisition, and (iv) the income tax effect related to the pro forma adjustments. The pro forma combined condensed income statement does not include non-recurring charges of $0.1 million associated with the valuation step-up of acquired finished good inventories or acquisition costs of $10.6 million incurred by FOX in 2020, nor are any transaction costs included in the 2019 historical results of the Company or SCA, other than $1.4 million of costs associated with acquisitions completed by SCA in 2019.
The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had FOX and SCA filed consolidated income tax returns during the periods presented.
The pro forma adjustments included in the unaudited pro forma combined condensed income statement are as follows:

a. To record compensation expense related to retention incentives included in escrow agreements executed concurrent with the acquisition and in effect over a two year period.
b. To eliminate management fees charged by the former majority owner of SCA.
c. To eliminate $7.3 million of amortization expense related to purchased intangible assets recorded by SCA prior to the transaction, and to record $15.2 million of amortization expense for acquired intangible assets based on the expected economic lives of those assets.
d. To eliminate historical SCA interest expense related to long-term debt that was not assumed in the transaction.
e. To record interest expense, including amortization of debt issuance costs, for $329.2 million of new long-term debt that financed the cash portion of the purchase price. This amount is calculated based on an effective interest rate of 2.30% as of March 11, 2020, and assumes debt issue costs of $5.9 million are recognized over the five year term of the debt. The debt bears interest at a variable rate. A 1/8% change in the assumed interest rate would change interest expense by approximately $0.4 million.
f. To record an income tax benefit relative to the net pro forma adjustments at the federal statutory rate of 21%.
g. The denominator used to calculate basic and diluted earnings per share has been adjusted to reflect shares issued in connection with compensatory arrangements described in note a.
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